UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 14, 2014

GRANITE CONSTRUCTION INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12911	77-0239383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
585 West Beach Street Watsonville, California 95076
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (831) 724-1011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2014, Granite Construction Incorporated (the “Company”), named Christopher S. Miller as Executive Vice President and Chief Operating Officer, effective August 4, 2014.  Mr. Miller will be responsible for overseeing the day-to-day operations of the Company, reporting directly to James H. Roberts, President and Chief Executive Officer of the Company.  Mr. Miller, age 47, served in various executive positions at CH2M HILL over the last 8 years.  The information regarding Mr. Miller contained in the press release filed as Exhibit 99.1 to this report is incorporated herein by reference.

Mr. Miller's base salary will be at the rate of $500,000 per year.  Mr. Miller will participate in the same compensation and benefit arrangements as the Company's other executive officers, including the Company's Annual Incentive Plan and Long-Term Incentive Plan ("LTIP") (with any payout to be prorated to reflect his employment for only a portion of 2014), Key Management Deferred Compensation Plan II, Executive Retention and Severance Plan II and a vehicle allowance.  Any awards under the LTIP will be paid in restricted stock units.  Mr. Miller will receive relocation assistance and a $150,000 restricted stock unit award (ratable vesting over 3 years), subject to Compensation Committee approval.

The Company will enter into an Indemnification Agreement (the “Indemnification Agreement”) with Mr. Miller. The Indemnification Agreement is in the same form as the indemnification agreement for executive officers that the Company previously filed with the SEC as Exhibit 10.10 to the Company’s Form 10-K for the year ended December 31, 2002.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are attached hereto and furnished herewith:

Exhibit Number	Description

99.1	Press Release of the Company, dated July 14, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED

		By:	/s/ Richard A. Watts
Richard A. Watts
Senior Vice President, General Counsel and Secretary

Date:	July 17, 2014